Exhibit 5.3

[Perkins Coie LLP Letterhead]

August 16, 2011

TransDigm Inc.

1301 East 9th Street, Suite 3000

Cleveland, Ohio 4411

Re:    Registration Statement on Form S-4 Filed by TransDigm Inc. Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as local counsel to TransDigm Inc., a Delaware corporation (the “Company”) and its subsidiary Avtech Corporation, a Washington corporation (“Avtech”) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange of up to $1,600,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2018 (the “Exchange Notes”) of the Company for an equal principal amount of 7.75% Senior Subordinated Notes due 2018 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 14, 2010 (as amended, supplemented or otherwise modified, the “Indenture”) by and among the Company, the guarantors thereto (including Avtech) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors (including Avtech). Capitalized terms used herein and not separately defined shall have the meanings given to them in the Registration Statement.

A.    Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company and Avtech as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1.	the Indenture;

August 16, 2011

A-2.	the articles of incorporation of Avtech, certified by the Washington Secretary of State (“Articles of Incorporation”);

A-3.	the bylaws of Avtech (“Bylaws”);

A-4.	certified resolutions of the board of directors of Avtech dated November 30, 2010; and

A-5.	an Officer’s Certificate to Perkins Coie LLP, dated as of the date hereof.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and/or Avtech, and (c) the representations and warranties made by the Company and/or Avtech in the Indenture. We have not independently verified the facts so relied upon.

B.    Assumptions

We have relied, without investigation, on the following assumptions:

B-1.	Original documents reviewed by us are authentic, and copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2.	All individuals have sufficient legal capacity to perform their functions with respect to the Indenture and the transaction contemplated by the Indenture (the “Transaction”).

C.    Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1.	Avtech is a corporation validly existing under Washington law.

C-2.	As of the date of the Indenture, Avtech had the corporate power to enter into the Indenture, and, as of the date hereof, Avtech has the corporate power to perform its obligations under the Indenture.

C-3.	The Indenture has been duly authorized by all necessary corporate action on the part of Avtech.

August 16, 2011

C-4.	Avtech’s execution and delivery of the Indenture on December 14, 2010 did not, and current performance of its obligations thereunder does not:

(a)	violate the laws that we examined in rendering the opinions expressed herein and that in our experience are typically applicable to agreements similar to the Indenture and transactions similar to the Transaction; or

(b)	violate Avtech’s Articles of Incorporation or Bylaws.

D.    Qualifications; Exclusions

D-1.	The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

D-2.	Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the effect, if any, that one or more of the following matters may have on the opinions expressed herein:

(a)	federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)	the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(c)	fraudulent transfer and fraudulent conveyance laws;

(d)	pension and employee benefit laws and regulations; and

D-3.	For purposes of expressing the opinions herein, we have examined laws of the State of Washington, and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions

August 16, 2011

for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-4 filed today and any amendment thereto to be filed in connection with the exchange offer contemplated by the Indenture.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP

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